                                                            Exhibit 12(a)(1)(xv)
  SUPPLEMENT TO THE OFFERING CIRCULAR-PROSPECTUS DATED MARCH 8, 2001 AVAILABLE
                ONLY TO SARA LEE STOCKHOLDERS IN THE NETHERLANDS

                              SARA LEE CORPORATION
                                 EXCHANGE OFFER

    THIS SUPPLEMENT SHOULD BE READ TOGETHER WITH THE OFFERING
CIRCULAR-PROSPECTUS OF SARA LEE CORPORATION ("SARA LEE") DATED MARCH 8, 2001 (THE "OFFERING CIRCULAR-PROSPECTUS"). THIS SUPPLEMENT IS AUTHORISED FOR DISTRIBUTION ONLY WHEN ACCOMPANIED BY THE OFFERING CIRCULAR-PROSPECTUS.

                              DATED MARCH 8, 2001
                         CERTAIN DUTCH TAX CONSEQUENCES

    The following is a summary of the material Dutch tax consequences to Sara Lee stockholders as a result of the exchange offer and any subsequent spin-off and to Coach stockholders after the exchange offer and any subsequent spin-off. This summary does not discuss every aspect of taxation that may be relevant to a Sara Lee stockholder or Coach stockholder, respectively, who is subject to special treatment under any applicable law, and is not intended to be applicable in all respects to Sara Lee stockholders and Coach stockholders, respectively. The laws upon which this summary is based are subject to change, possibly with retroactive effect. A change to these laws may invalidate the contents of this summary, which will not be updated to reflect changes in the laws. Sara Lee stockholders, and in particular stockholders who are employed by Sara Lee, or by any company related to Sara Lee, should consult their professional tax advisors regarding their particular personal tax consequences to them of the exchange offer and any subsequent spin-off.

DUTCH TAXATION OF RESIDENT STOCKHOLDERS

    The summary of certain Dutch taxes set out in this section "Dutch Taxation of Resident Stockholders" is only intended for the following Sara Lee stockholders and Coach stockholders respectively:

(1) individuals who are resident or deemed to be resident in the Netherlands, or who opt to be taxed as a resident of the Netherlands for purposes of Dutch taxation, and who own shares in Sara Lee or Coach, respectively, unless the benefits derived from the shares are taxable as benefits from miscellaneous "activities" (RESULTAAT UIT OVERIGE WERKZAAMHEDEN), and excluding individuals who are so resident or deemed to be resident in the Netherlands and who own shares in Sara Lee or Coach, respectively, that form part of a substantial interest in Sara Lee or Coach, respectively, and excluding individuals who are (or are deemed, for purposes of Dutch taxation) employees of Sara Lee or Coach, respectively, or of any entity related to Sara Lee or Coach, respectively (the "DUTCH INDIVIDUALS"); and

(2) corporate entities (including associations which are taxable as corporate entities) that are resident or deemed to be resident in the Netherlands for purposes of Dutch taxation and that own shares in Sara Lee or Coach, respectively, excluding:

    (a) corporate entities that are not subject to Dutch corporate income tax;

    (b) pension funds (PENSIOENFONDSEN) and other entities that are exempt from Dutch corporate income tax;

    (c) corporate entities that own shares in Sara Lee or Coach, respectively, the benefits derived from which are exempt under the participation exemption (as laid down in the Dutch Corporate Income Tax 1969); and

    (d) investment institutions (BELEGGINGSINSTELLINGEN) as defined in the Dutch Corporate Income Tax Act 1969 (the "DUTCH CORPORATE ENTITIES").

    Generally, a holder of shares in Sara Lee or Coach, respectively, will not have a substantial interest if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, ordinary shares representing 5% or more or the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of Sara Lee or Coach, respectively, or rights to acquire ordinary shares, whether or not already issued, that represent at any time 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of Sara Lee or Coach, respectively, or the ownership of certain profit participating certificates that relate to 5% or more of the annual profit and/or to 5% or more of the liquidation proceeds of Sara Lee or Coach, respectively. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis, unless, in the case of an actual disposal, the consideration received forms part of a substantial interest.

INDIVIDUAL AND CORPORATE INCOME TAX

    DUTCH INDIVIDUALS NOT ENGAGED OR DEEMED TO BE ENGAGED IN AN ENTERPRISE. A Dutch Individual will generally be taxed at a flat rate of 30% on benefits ('VOORDELEN') deemed derived from their investments assets, which include the shares in Sara Lee and the shares in Coach, respectively, provided the shares are not attributable to an enterprise from which he derives profits as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise, determined at 4% of the average of their "yield basis" ('RENDEMENTSGRONDSLAG') at the beginning and end of each calendar year, to the extent that this average exceeds the applicable personal allowances. Actual benefits derived by such Dutch Individual from his shares in Sara Lee or Coach, respectively (including capital gains realised on the disposal thereof) are not as such subject to Dutch income tax. Neither the exchange offer nor any subsequent spin-off will constitute a taxable event for such Dutch Individual.

    DUTCH INDIVIDUALS ENGAGED OR DEEMED TO BE ENGAGED IN AN ENTERPRISE AND DUTCH CORPORATE ENTITIES. Any benefits derived or deemed to be derived from the shares in Sara Lee or Coach, respectively (including any capital gains realised on the disposal thereof) that are attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a stockholder), are generally subject to income tax at progressive rates. Any benefits derived or deemed to be derived from the shares in Sara Lee or Coach, respectively (including any capital gains realised on the disposal thereof) that are held by a Dutch Corporate Entity are generally subject to corporate income tax in its hands. The exchange offer and any subsequent spin-off will in principle constitute a taxable event for such Dutch Individual or Dutch Corporate Entity.

GIFTS AND INHERITANCE TAXES

    A liability to gift tax will arise in the Netherlands with respect to an acquisition of shares by way of a gift by a Dutch Individual or a Dutch Corporate Entity. A liability to inheritance tax will arise in the Netherlands with respect to an acquisition or deemed acquisition of shares on the death of a Dutch Individual.

    For purposes of Dutch gift and inheritance taxes, an individual who holds Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual not holding Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

DUTCH TAXATION OF NON-RESIDENT STOCKHOLDERS

TAXES ON INCOME AND CAPITAL GAINS

    A stockholder who is neither resident, nor deemed to be resident, in the Netherlands nor opts to be taxed as a resident of the Netherlands for purposes of Dutch taxation (a "NON-RESIDENT

STOCKHOLDER"), and who derives income, or realises a gain, in respect of the shares in Sara Lee or Coach, respectively, will not be subject to Dutch taxes on income or capital gains, provided that:

(1) such Non-Resident Stockholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the shares in Sara Lee are attributable, or if such holder does have such an enterprise or interest in an enterprise to which the shares in Sara Lee or Coach, respectively, are attributable, the benefits are exempt under the participation exemption (as laid down in the Dutch Corporate Income Tax Act
    1969);

(2) such Non-Resident Stockholder does not have a substantial interest or a deemed substantial interest in Sara Lee or Coach, respectively, or, and if such holder does have such an interest, it forms part of the assets of an enterprise; and

(3) if such Non-Resident Stockholder is an individual, the benefits derived from the shares in Sara Lee or Coach, respectively, are not taxable in the hands of such holder as a benefit from miscellaneous activities (RESULTAAT UIT OVERIGE WERKZAAMHEDEN).

GIFTS AND INHERITANCE TAXES

    No liability to gift or inheritance taxes will arise in the Netherlands with respect to an acquisition of shares by way of a gift by, or on the death of, a Non-Resident Stockholder, unless:

(1) such Non-Resident Stockholder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the shares are or were attributable; or

(2) in the case of a gift of shares by an individual who at the time of the gift was a Non-Resident Stockholder, such individual dies within 180 days after the date of the gift, while (at the time of his death) being resident or deemed to be resident in the Netherlands.

    For purposes of Dutch gift and inheritance tax, an individual who holds the Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.